Exhibit 99.1

Confidential

Summit Global Logistics Announces Restructuring

TriDec Acquisition Co. Inc. Agrees to Purchase Company,
Pursuant to Section 363 of US Bankruptcy Code

Existing Senior Lenders to Provide Interim Financing

Significant Reduction in Debt Levels Expected

Business and Operations Expected to Continue As Usual

EAST RUTHERFORD, NJ, January 30, 2008 – Summit Global Logistics, Inc. (OTCBB: SGLT) today announced a financial restructuring pursuant to which the assets of Summit Global and those of its operating subsidiaries, including TUG USA and FMI International, would be acquired by TriDec Acquisition Co. Inc. (“TriDec”), a company that is expected to be owned as of the closing by certain founders of Summit’s operating companies, members of senior management and the company’s existing senior secured lenders. Under the restructuring plan Summit Global is to receive interim financing from its existing senior secured lenders. Summit Global also announced that it and certain of its subsidiaries today voluntarily filed petitions for Chapter 11 protection in the U.S. Bankruptcy Court for the District of New Jersey in order to facilitate the proposed transaction, which the parties intend to complete pursuant to section 363 of the Bankruptcy Code. Consummation of the proposed restructuring transaction is subject to approval of the Bankruptcy Court.

The company intends to continue to operate its facilities and offices in the ordinary course of business through the transaction process. Principals of the acquiring entity will include certain members of management, who are providing new capital in connection with the transaction. Summit will use a portion of the financing to increase working capital. Upon completion of the transaction, the business is expected to have substantially less debt and the restructured company will not be a public company.

“After several months of working with our senior secured lenders, we have reached an agreement that we believe will make Summit a much stronger company,” said Robert A. Agresti, president and chief executive officer, Summit Global Logistics. “After a careful review of our strategic options, we concluded that the proposed restructuring would lay a strong foundation for the future growth of the company while also ensuring management continuity, providing a revolving credit facility and reducing our overall debt.”

“Summit’s top priority is serving our valued customers,” Mr. Agresti continued. “We expect ‘business as usual’ in all of the regions where we do business, notably China, Hong Kong, and other parts of Southeast Asia, the U.S., Eastern Mediterranean, the Middle East, India and Russia. In the past year, Summit has helped numerous importers and exporters around the world with their logistics needs. Our customers rely on us for logistical support from point of manufacture to point of delivery, and the transaction announced today will allow us to continue serving them with the same high levels of consistency and reliability that they have grown to expect from Summit Global.”

Summit’s existing senior secured lenders continue to be supportive of the company’s business model as well as the management team that is currently in place.

About Summit Global Logistics

Summit Global is a leading third party logistics company providing a full suite of supply chain management services in the United States, Asia (including China, Taiwan, Thailand and Vietnam), Russia, the Commonwealth of Independent States, Eastern Mediterranean, the Middle East and India. The Company operates both contract logistics and freight forwarding/NVOCC operations in approximately 25 key transportation hubs across the globe. Visit the company at www.summitgl.com.

Forward-Looking Statement

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). Forward-looking statements include all statements that do not relate solely to historical or current facts. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the human capital solutions industry; the adverse effect of legislation and other matters affecting the industry; increased competition in the industry; our dependence on certain customers; the risk that we may not be able to retain and attract customers; the risk that we may not be able to retain critical vendors; the availability of and costs associated with potential sources of financing, including interim financing and bankruptcy court approval thereof; consummation of the sale of the company’s assets, on the terms and conditions proposed, including bankruptcy court approval of the sale transaction; the loss of key personnel; the risk that we may not be able to attract and retain new qualified personnel; difficulties associated with integrating acquired businesses and customers into our operations; material deviations from expected future workers’ compensation claims experience; collectability of accounts receivable; the carrying values of deferred income tax assets and goodwill, which may be affected by future operating results; the availability of capital or letters of credit necessary to meet state-mandated surety deposit requirements; and government regulation.

Contacts:

Edelman Financial for Summit Global Logistics

Somna Maraj
212-704-8175
somna.maraj@edelman.com

John Dillard
212-704-8174
john.dillard@edelman.com